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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   FORM 8-K


                  CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): MAY 13, 1997








                          NEWFIELD EXPLORATION COMPANY
             (Exact name of registrant as specified in its charter)


            Delaware                     1-12534             72-1133047
   (State or other jurisdiction      (Commission file     (I.R.S. employer
 of incorporation or organization)       number)       identification number)


  363 N. Sam Houston Parkway E.
           Suite 2020
         Houston, Texas                                         77060
(Address of principal executive offices)                      (Zip code)


      Registrant's telephone number, including area code: (281) 847-6000

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Item 5.  Other Events

      See the following press release announcing the acquisition of the assets and subsidiaries of Huffco International, L.L.C. by Newfield Exploration Company.

        NEWFIELD ANNOUNCES INTERNATIONAL ACQUISITION & DRILLING PLANS


FOR IMMEDIATE RELEASE

Houston, TX (May 13, 1997) - Newfield Exploration Company (NYSE-NFX) announced today a pending acquisition which will result in its participating in the drilling of an exploratory well in the Bohai Bay, offshore the People's Republic of China, during 1997.

The acquisition is of the assets and subsidiaries of Huffco International, L.L.C. of Houston, Texas. Its subsidiary, Huffco China, LDC, owns a 35% interest in a 415,000 acre production sharing contract known as Block 05/36 and located in 60 to 100 feet of water in the Bohai Bay. Kerr-McGee Corporation of Oklahoma City is the operator and will commence drilling a well to a depth of 14,100 feet in the third quarter, 1997.

In addition, Newfield will acquire certain rights and data relating to offshore West Africa, a small technical staff, and an international data base. David Trice, Chief Executive Officer of Huffco will join Newfield as a vice president and will be president of Newfield International Inc. Ms. Terry Huffington, principal owner of Huffco International, L.L.C., will be elected a director of Newfield.

"This represents a good opportunity for early, relatively low cost drilling in a very prolific oil producing basin on a license with several attractive prospects," said Joe B. Foster, Chairman and CEO of Newfield. "It also brings with it a nucleus of people with international experience and a history of working together which will permit Newfield to gradually become more active internationally."

Foster added, "While we are hopeful our entry into international exploration will provide longer term growth for Newfield, we do not intend to slow down or de-emphasize our Gulf Coast activity. We are working to acquire a number of important opportunities in the Gulf of Mexico and continuing to seek profitable onshore Louisiana properties. International exploration and delineation, if required, will account for less than 10% of our capital spending during 1997 and 1998."

"Finally, we are pleased to welcome both Terry Huffington and David Trice to key positions at Newfield. Terry has grown up in the oil business, has two degrees in geology and an MBA, plus excellent knowledge and contacts in the international oil business. She will be a valuable addition to Newfield's board. David Trice was one of the founders of Newfield and our chief financial officer until leaving in 1991 to become Huffco's chief executive.
He is a known quantity. We will rely on his talents, not only to help us grow an international arm, but to help us grow and shape the entire company." Newfield will issue approximately 275,000 to 300,000 shares of its common stock in the transaction, with the remainder of the consideration consisting of a small amount of cash, the assumption of substantially all of Huffco International's liabilities and the retention by Huffco International of

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certain rights to additional payments if Newfield is successful in its exploratory efforts.

Newfield was founded in 1989. Its principal operations are in the Gulf of Mexico. During 1996, it was the 18th leading operator of production and the 8th most active driller on the Gulf of Mexico outer continental shelf.



Newfield Exploration Company                    For more information contact:
363 N. Sam Houston Parkway East, Ste. 2020      James P. Ulm, II
Houston, TX 77060                               (281) 847-6000
(www.newfld.com)


Supplemental Information


Terry Huffington

Ms. Terry Huffington is the founder, owner and Chairman of Huffco Group Inc., and affiliated companies. She founded Huffco Group in 1990, following the sale of the Indonesian assets of Roy M. Huffington, Inc., of which she was a Vice President and Director.

She has a B.S. in Geology from Stanford (1977), and M.A. in Geology from University of Texas (1981), and an M.B.A. from Harvard (1987). She worked as a geologist for Exxon and Chevron and also in corporate planning before joining Roy M. Huffington, Inc. in 1987.

Ms. Huffington has been involved in all aspects of Huffco's worldwide exploration activities. She is active in numerous Houston civic activities.


David A. Trice

David A. Trice has served as President, Chief Executive Officer and Director of Huffco Group Inc. since late 1991, and has been responsible for directing Huffco's worldwide exploration operations. From 1989 to 1991 he served as Vice President, Chief Financial Officer, and Director of Newfield Exploration Company. He had primary responsibility for raising equity capital, and obtaining joint venture participants during Newfield's first three years and was instrumental in its early success. From 1980 to 1989 he had served as an officer of several different companies owned by Roy M. Huffington, Inc. and from 1973 - 1980 as an attorney with an Atlanta law firm.

Trice holds a J.D. degree from Columbia University's School of Law (1973) and a B.A. in Managerial Science from Duke University (1970). He has been a Houston resident since 1980.

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                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                          NEWFIELD EXPLORATION COMPANY




Date: May 15, 1997              By:  /s/    Terry W. Rathert

                                Terry W. Rathert
                                Vice President and
                                Chief Financial Officer
                                (Authorized Officer and Principal
                                Financial Officer)